UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2023

Servotronics, Inc.

(Exact name of registrant as specified in its charter.)

Commission File Number: 001-07109

Delaware	16-0837866
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1110 Maple Street

Elma, New York 14059-0300

(Address of principal executive offices, including zip code)

(716) 655-5990

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	SVT	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 1, 2023, The Ontario Knife Company (“OKC”), a wholly-owned subsidiary of Servotronics, Inc. (the “Company”) completed the previously announced sale of assets pursuant to the terms of that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated July 10, 2023, by and between OKC and Blue Ridge Knives, Inc. (the “Buyer”). At closing, upon the terms and conditions described in the Asset Purchase Agreement, Buyer acquired substantially all of the inventory, intellectual property assets, tangible personal property and goodwill of OKC (the “Purchased Assets”) together with certain assumed liabilities in connection with the Purchased Assets (the “Asset Sale Transaction”). The purchase price for the Asset Sale Transaction consisted of a payment to OKC of $2,100,000, subject to certain adjustments, in cash.

The foregoing description of the Asset Purchase Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 2.1.

The Asset Purchase Agreement (and the foregoing description of the Asset Purchase Agreement and the transactions contemplated thereby) has been included to provide investors and shareholders with information regarding the terms of the Asset Purchase Agreement and the transactions contemplated thereby. It is not intended to provide any other factual information about the Company or OKC. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only as of specified dates for the purposes of the Asset Purchase Agreement, were solely for the benefit of the parties to the Asset Purchase Agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Asset Purchase Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC. Investors and shareholders are not third-party beneficiaries under the Asset Purchase Agreement. Accordingly, investors and shareholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 2.05	Costs Associated with Exit or Disposal Activities

The Company expects to incur costs of approximately $1,129,000, including costs related to the termination of vendor relationships, retention payments to certain employees and other costs in connection with the cessation of OKC’s business activities.

In connection with the Asset Sale Transaction, the employment of substantially all of OKC’s employees has terminated, although a small number of employees are expected to continue for a period of time after the closing in order to assist the Company with the process of winding up the remaining business activities of OKC. The Company is unable, at this time, to make a good faith determination of cost estimates, or ranges of cost estimates, associated with providing severance payments to OKC employees as well as employee salaries during a transition period after the closing date. If required, the Company will amend this Current Report on Form 8-K at such time as its management is able in good faith to estimate the amount, or range of amounts, of these costs.

Item 2.06	Material Impairments

As part of recognizing the Purchased Assets as “held for sale”, and therefore, related to the discontinued operation in accordance with generally accepted accounting principles, the Company conducted an impairment assessment for the assets to be sold. This assessment determined that the current carrying value of the Purchased Assets exceeds the agreed purchase price less costs to sell the Purchased Assets. Accordingly, the Company will recognize an impairment charge of approximately $3,200,000 in the second fiscal quarter of 2023.

The Company has determined that its financial results for the quarter ended June 30, 2023 will also include an impairment of the real property in Franklinville, NY that is owned by OKC but not included in the Asset Sale Transaction (the “OKC Building”). The Company currently estimates that the non-cash impairment charge for the OKC Building will be approximately $1,100,000.

The impairment charges that the Company expects to incur in connection with the Asset Sale Transaction and the OKC Building are subject to a number of assumptions, and the actual amount of impairment charges may differ materially from those estimated by the Company.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1	Asset Purchase Agreement, dated July 10, 2023, by and between The Ontario Knife Company and Blue Ridge Knives, Inc.
104	Cover Page Interactive File (embedded within Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2023

Servotronics, Inc.

By:	/s/ Robert Fraass
Robert Fraass
Chief Financial Officer